UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 18, 2014

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

General Mills, Inc. is currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Project Century is a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. We are also pursuing other restructuring projects aimed at overhead cost reduction efforts.

In the second quarter of fiscal 2015, we approved a restructuring plan to consolidate yogurt manufacturing capacity and exit our Methuen, MA facility in our U.S. Retail and Convenience Stores and Foodservice supply chains as part of Project Century. This action will affect approximately 250 positions and we expect to record approximately $7 million of severance expense in the second quarter of fiscal 2015. In addition, we expect to record approximately $16 million of additional expense in the second quarter of fiscal 2015 and $18 million of expense in the remainder of fiscal 2015, primarily fixed asset write-offs. We expect this action to be completed by the end of fiscal 2017 with a total cost of approximately $65 million of which approximately $17 million will be cash.

Also as part of Project Century, in the second quarter of fiscal 2015, we notified the union member employees and union representatives at our Lodi, CA facility of our tentative decision, pending negotiations and consultation with the union, to close this plant to eliminate excess cereal and dry mix capacity in our U.S. Retail supply chain. If implemented, this action could affect approximately 430 positions and we expect to incur charges of approximately $70 million in fiscal 2015 including approximately $31 million of severance expense and $39 million of additional expense, primarily fixed asset write-offs. We expect this action to be completed by the end of fiscal 2017 with a total cost of approximately $123 million of which approximately $24 million will be cash.

In the second quarter of fiscal 2015, we also approved Project Catalyst, a restructuring plan designed to increase organizational effectiveness and reduce overhead expense. At this time, we are unable to make a determination of the estimated amount or range of amounts to be incurred for each type of cost associated with these actions. We will provide further details in an amended Form 8-K at such time as we are able to estimate the costs we expect to incur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

September 18, 2014	By:	Donal L. Mulligan

Name: Donal L. Mulligan
Title: Executive Vice President and Chief Financial Officer